Exhibit 99.1
FOR IMMEDIATE RELEASE

Newfold Digital Agrees to Acquire Deluxe’s Australia Web
Hosting Operations

JACKSONVILLE, Fla. and MINNEAPOLIS, Mn. – (BUSINESS WIRE) – March 8, 2022 — Newfold Digital, a leading web and commerce technology company backed by Clearlake Capital Group, L.P. and Siris Capital Group, LLC, today announced it has entered into a definitive agreement with Deluxe (NYSE:DLX), a Trusted Payments and Business Technology™ company, to acquire Deluxe’s Australia web hosting business (Hostopia Australia). The transaction is expected to close in the second quarter of 2022 subject to the satisfaction of customary closing conditions.

The Deluxe Australia web hosting business serves as a trusted hosting provider to more than 50,000 small business customers and hosts 250,000 websites. The acquisition expands Newfold Digital’s presence in the Australian market and will enable the acquired customers to benefit from Newfold Digital’s industry-leading brands, products, and customer support.

“Newfold Digital’s mission is centered on helping businesses of all sizes build and grow an online presence, so we are confident our Australia web hosting customers will be in good hands,” said Garry Capers, President of Cloud Solutions for Deluxe. “Throughout our ongoing transformation, Deluxe has concentrated our efforts on cross selling our many platforms, solutions and services to our four million small business customers and more than 4,000 enterprise and financial customers. To better manage our portfolio of businesses, and to emphasize our cross-sell abilities, it makes sense at this time to sell our Australia hosting operations to further refine our offerings in the North American market.”

“As a global company, we are always looking to grow our footprint and bring our industry-leading brands and customer support to small businesses around the world,” said Ed Jay, President of Newfold Digital. “A trusted web hosting service provider is essential for today's online businesses, and Deluxe’s Australia web hosting business is an established platform. We are excited to welcome their customers and employees as we build upon our previous acquisitions of CrazyDomains and FreeParking to further enhance our position in the region.”

“We welcome the Deluxe Australia web hosting customers to the Newfold Digital family as we continue to build upon our commitment to providing market-leading web presence solutions across the globe,” said James Pade, Partner at Clearlake, and Tyler Sipprelle, Managing Director at Siris.

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About Newfold Digital
Newfold Digital is a leading web and commerce technology company serving nearly 7 million customers globally. Established in 2021 through the combination of leading web services providers Endurance Web Presence and Web.com Group, our portfolio of brands includes: Bluehost, CrazyDomains, HostGator, Network Solutions, Register.com, Web.com and many others. We help customers of all sizes build a digital presence that delivers results. With our extensive product offerings and personalized support, we take pride in collaborating with our customers to serve their online presence needs. Learn more about Newfold Digital at Newfold.com.

About Deluxe
Deluxe, a Trusted Payments and Business Technology™ company, champions business so communities thrive. Our solutions help businesses pay and get paid and grow. For more than 100 years, Deluxe customers have relied on our solutions and platforms at all stages of their lifecycle, from start-up to maturity. Our powerful scale supports millions of small businesses, thousands of vital financial institutions and hundreds of the world’s largest consumer brands, while processing more than $2.8 trillion in annual payment volume. Our reach, scale and distribution channels position Deluxe to be our customers’ most trusted business partner. To learn how we can help your business, visit us at www.deluxe.com, www.facebook.com/deluxecorp, www.linkedin.com/company/deluxe, or www.twitter.com/deluxe.

About Clearlake
Clearlake Capital Group, L.P. is an investment firm founded in 2006 operating integrated businesses across private equity, credit and other related strategies. With a sector-focused approach, the firm seeks to partner with management teams by providing patient, long-term capital to businesses that can benefit from Clearlake’s operational improvement approach, O.P.S.® The firm's core target sectors are technology, industrials, and consumer. Clearlake currently has over $60 billion of assets under management, and its senior investment principals have led or co-led over 300 investments. The firm has offices in Santa Monica and Dallas. More information is available at www.clearlake.com and on Twitter @ClearlakeCap.

About Siris
Siris is a leading private equity firm that invests primarily in mature technology and telecommunications companies with mission-critical products and services, facing industry changes or other significant transitions. Siris' development of proprietary research to identify opportunities and its extensive collaboration with its Executive Partners and Advisors are integral to its approach. Siris' Executive Partners and Advisors are experienced senior operating executives that actively participate in key aspects of the transaction lifecycle to help identify opportunities and drive strategic and operational value. Siris has offices in New York, Silicon Valley and West Palm Beach, and has raised nearly $6 billion in cumulative capital commitments. Learn more about Siris at www.siris.com.

Media Contacts:
For Newfold Digital:
Emily Watkins, Newfold Digital
Corporatecommunications@newfold.com

For Deluxe:
Cameron Potts, VP of Corporate Communications
651-233-7735
cameron.potts@deluxe.com

For Clearlake:
Jennifer Hurson
Lambert & Co.
845-507-0571
jhurson@lambert.com

For Siris:
Dana Gorman / Blair Hennessy, Abernathy MacGregor
212-371-5999
dtg@abmac.com / bth@abmac.com